Exhibit 99.1

Canterbury Park Holding Corporation Announces 2012 First Quarter Results

SHAKOPEE, Minn.--(BUSINESS WIRE)--May 14, 2012--Canterbury Park Holding Corporation (NASDAQ:CPHC) today announced results for the first quarter ended March 31, 2012.

Canterbury Park Holding Corporation (the “Company”) reported net income of $532,504 on net revenues of $9,608,710 for the three months ended March 31, 2012, compared to net income of $210,555 on net revenues of $8,307,810 for the same period in 2011. Diluted earnings per share in the first quarter of 2012 were $.13 compared to diluted earnings per share of $.05 for the same period last year.

Net revenues in the first quarter increased $1,300,900, or 15.7%, from the 2011 first quarter, which reflected a 16.8% increase in Card Casino revenues, a 5.5% increase in pari-mutuel revenues, and a 29.0% increase in concession revenues. Our increased revenues are primarily attributable to two factors. We benefited from unusually mild winter weather in Minnesota and throughout the country as compared to the severe winter weather in the 2011 first quarter that discouraged visits to Canterbury Park and forced the cancellation of many races at racetracks simulcasting their signal to our racetrack. Second, we believe the gradually strengthening economy has encouraged greater spending on entertainment options, including those at Canterbury Park. We are particularly pleased with the first quarter Card Casino revenue increase of $942,271. This included an increase of $173,695, or 6.7%, in poker revenue and an increase of $634,450, or 25.6%, in table games revenue, in each case as compared to the first quarter of 2011.

Total operating expenses in the first quarter of 2012 increased $932,909, or 12.2%, to $8,603,751 compared to $7,670,842 for the three-month period ended March 31, 2011. This increase is partly due to expenses incurred to support the increased level of revenues in the quarter and also reflects increases in salary and benefit costs as compared to such costs in the 2011 first quarter when a wage freeze was in effect.

Additional information regarding the Company’s first quarter 2012 results is presented in the accompanying table and in our Form 10-Q report that will be filed with the Securities and Exchange Commission on May 15, 2012.

“We are pleased with our favorable first quarter results,” commented Randy Sampson, Canterbury Park’s President and Chief Executive Officer. “The Company believes the expanding economic recovery has encouraged increased consumer spending on entertainment options such as our Card Casino and simulcast wagering. We also believe first quarter results benefited from the unusually mild winter weather compared to the same period last year. As a result, our EBITDA as a percentage of net revenues improved from 13.2% for the first quarter of 2011 to 15.4% for the first quarter of 2012.”

“We continue to remain optimistic about the future, particularly the opportunity to continue to grow our table games revenue in our Card Casino. We are also looking forward with optimism to our 2012 live racing season, which begins Friday, May 18, during which we will be offering 16 weeks of exciting entertainment to our live racing fans.”

Sampson continued: “As discussed in greater detail in our May 4, 2012 press release, amendments to laws governing the Company’s Card Casino were enacted into law on May 4. These amendments will increase the Company’s flexibility to operate its Card Casino and should lead to increased revenues, as well as increased purses for live races at Canterbury Park’s Racetrack. While it will take some time to fully realize the incremental revenue and purse enhancements that are potentially available from these amendments, we believe the increased flexibility it offers will allow us to better meet customer demand and continue growing our Card Casino revenues.”

Sampson concluded: “Additionally, as discussed in our May 4 press release, the provision in the amended law creates a framework for implementing wagering on horse races at Minnesota Tribal casinos offers even greater potential for enhancing our revenues and live meet purses. We are excited about the opportunity this provision gives us to forge a cooperative relationship with the Native American Tribes to promote horse racing throughout the state. Finally, we are having ongoing conversations with the Shakopee Mdewakanton Sioux Community (“SMSC”) regarding potential joint marketing and purse enhancements. While we do not have a definitive agreement, we are encouraged that the SMSC’s elected leadership has expressed a willingness to consider working with us to provide a badly needed enhancement to Minnesota’s horse industry.”

Use of Non-GAAP Financial Measures:
To supplement our financial statements, we also provide investors with EBITDA (defined below), which is a non-GAAP measure. EBITDA represents earnings before interest income, income tax expense, and depreciation and amortization. EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles ("GAAP"), and should not be considered an alternative to, or more meaningful than, net income as an indicator of our operating performance, or cash flows from operating activities as a measure of liquidity. EBITDA has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry. Moreover, other companies that provide EBITDA information may calculate EBITDA differently than we do.

About Canterbury Park:
Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota’s only thoroughbred and quarter horse racing facility. The Company’s 62-day 2012 live race meet begins on May 18th and ends September 3rd. In addition, Canterbury Park’s Card Casino hosts “unbanked” card games 24 hours a day, seven days a week, offering both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company, please visit us at www.canterburypark.com.

Cautionary Statement:
From time to time, in press releases and in other communications to shareholders or the investing public, the Canterbury Park Holding Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans based on management’s beliefs and assumptions. These forward looking statements are typically preceded by the words such as "believes," "expects," "anticipates," "intends" or similar expressions. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties, including those disclosed in our periodic filings with the Securities and Exchange Commission, which could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements when made.

CANTERBURY PARK HOLDING CORPORATION’S
SUMMARY OF OPERATING RESULTS
(UNAUDITED)

	Three Months	Three Months
	Ended	Ended
	March 31, 2012	March 31, 2011

Operating Revenues, (net)	$9,608,710	$8,307,810
Operating Expenses	$8,603,751	$7,670,842
Non-Operating Income, net	$1,114	$1,353
Income Before Income Taxes	$1,006,073	$638,321
Income Tax Expense	$473,569	$427,766
Net Income	$532,504	$210,555
Basic Net Income Per Common Share	$0.13	$0.05
Diluted Net Income Per Common Share	$0.13	$0.05

RECONCILIATION OF NET INCOME TO EBITDA

	Three Months	Three Months
	Ended	Ended
	March 31, 2012	March 31, 2011

Net income	$532,504	$210,555
Interest income, net of interest expense	(1,114)	(1,353)
Income tax expense	473,569	427,766
Depreciation	473,580	460,500
EBITDA	$1,478,539	$1,097,468

CONTACT:
Canterbury Park Holding Corporation
Randy Sampson, 952-445-7223